Exhibit 5.2

August 8, 2025

OS Therapies Incorporated

115 Pullman Crossing Road, Suite #103

Grasonville, Maryland 21638

Ladies and Gentlemen:

We have acted as counsel to OS Therapies Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof and the prospectus included therein (the “Prospectus”) relating to the offer and sale from time to time of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, up to a maximum aggregate offering price of $18,000,000 pursuant to the at market issuance sales agreement, dated August 8, 2025, between the Company and B. Riley Securities, Inc. and JonesTrading Institutional Services LLC.

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP